UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2025

NCR ATLEOS CORPORATION

(Exact name of registrant as specified in its charter)

Commission File Number 001-41728

Maryland	92-3588560
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

864 Spring Street NW

Atlanta, GA 30308

(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (832) 308-4999

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	NATL	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).               Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Senior Vice President and Chief Accounting Officer

On February 27, 2025, NCR Atleos Corporation (the “Company”) entered into an offer letter which appointed Traci Hornfeck as its Senior Vice President and Chief Accounting Officer, effective as of March 31, 2025 (the “Effective Date”). Ms. Hornfeck will succeed Andrew Duvall in his role as Corporate Vice President and Chief Accounting Officer as of the Effective Date.

Ms. Hornfeck served as Chief Accounting Officer of Rollins, Inc. (NYSE: ROL), an international services company that provides essential pest and wildlife control services and protection against termite damage, rodents and insects, from October 2021 to March 2025. Prior to that, since 2018, Ms. Hornfeck served as United States Controller of Equifax Inc. (NYSE: EFX), a global data, analytics, and technology company. Ms. Hornfeck joined Equifax Inc., in 2014 and before her promotion to United States Controller, served as Vice President of External Reporting. Earlier in her career, Ms. Hornfeck spent 14 years progressing to Senior Audit Manager at PricewaterhouseCoopers, LLP. Ms. Hornfeck has a Bachelor of Science in Accounting from Miami University of Ohio and holds her Certified Public Accounting license.

In connection with Ms. Hornfeck’s appointment, Ms. Hornfeck and the Company entered into offer letter, pursuant to which Ms. Hornfeck will receive an annual base salary of $400,000 and participate in the Company’s Management Incentive Plan with a total annual cash target bonus opportunity of 50% of her base salary. Ms. Hornfeck  will also receive an equity award under the Company’s Stock Incentive Plan with a grant date value equal to $750,000 to be delivered in the form of time-based restricted stock units with a three-year cliff vesting schedule. Pursuant to the offer letter, Ms. Hornfeck will also participate in the Company’s annual management long-term incentive equity award program, with a 2025 target incentive award of 75% of her base salary. In the event of a qualifying termination, Ms. Hornfeck will also be eligible to participate in the Company’s Executive Severance Plan with a separation benefit of one times her annual base salary and target bonus, and will participate in the Company’s Change in Control Severance Plan with a separation multiplier equal to one hundred percent. The offer letter also contains customary employment terms and conditions, and in-term and post-term restrictive covenants applicable to Ms. Hornfeck.

The foregoing description of Ms.Hornfeck’s offer letter in this Item 5.02 is qualified in its entirety by reference to the full text of the offer letter, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

There are no arrangements or understandings between Ms. Hornfeck and any other person pursuant to which Ms. Hornfeck was appointed as Senior Vice President and Chief Accounting Officer and there are no family relationships between Ms. Hornfeck and any director or other executive officer of the Company, and she has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Former Corporate Vice President and Chief Accounting Officer

On March 12, 2025, Mr. Duvall was notified that Ms. Hornfeck would succeed him in his role as Chief Accounting Officer. Mr. Duvall will remain with the Company as an employee and on the Effective Date, will serve as Global Corporate Controller for the Company.

Item 7.01	Regulation FD Disclosure

On March 18, 2025, the Company issued a press release announcing the appointment of Ms. Hornfeck as Senior Vice President and Chief Accounting Officer. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information furnished pursuant to Item 7.01 of this Current Report on 8-K and in Exhibit 99.1 shall not be deemed to be “filed” for the purposes of Section 18 of the Exchange Act, is not subject to the liabilities of that section and is not deemed incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as otherwise expressly stated in such filing.

Item 9.01.	Financial Statements and Exhibits

(d)        Exhibits:

The following exhibits are attached with this current report on Form 8-K:

Exhibit No.	Description
10.1+	Offer Letter, dated February 26, 2025, between the Company and Traci Hornfeck
99.1	Press Release of NCR Atleos Corporation
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

+ Indicates management compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NCR Atleos Corporation

By:	/s/ Ricardo Nuñez
Ricardo Nuñez
Executive Vice President, General Counsel and Corporate Secretary

Date: March 18, 2025